MUNICIPAL MORTGAGE & EQUITY, LLC

2001 SHARE INCENTIVE PLAN

Deferred Compensation Agreement

THIS DEFERRED COMPENSATION AGREEMENT, dated as of November 7, 2007 (this “Agreement”), is made by and between MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company (the “Company”), and DAVID KAY (the “Grantee”).

WHEREAS, the Grantee is currently employed by MMA Financial, Inc., a wholly-owned subsidiary of the Company (the “Employer”);

WHEREAS, the Company desires to grant to the Grantee an incentive award of $600,000 payable 50% in cash and 50% in common shares, no par value per share, of the Company (the “Common Shares”) with the number of Common Shares based on a share price of $$21.80 for the Company’s common shares (equal to the weighted average price per share (as defined in the Share Award Approval Policy adopted by the Company’s Compensation Committee)) for the 30 trading days preceding the award date, subject to the terms of the Company’s 2001 Share Incentive Plan (the “Plan”);

WHEREAS, the Company has reserved Common Shares for such issuance pursuant to its 2001 Share Incentive Plan (the “Plan”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Grant of Deferred Shares. Subject to the approvals required under the Plan and the next sentence, the Company hereby agrees to grant to the Grantee 13,761 Common Shares (the “Deferred Shares”) subject to the terms and conditions of the Plan and the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that, if possible, the Deferred Shares to be delivered on the first vesting date listed in Section 3 below may be issued by the Company to the Employee pursuant to an exemption from the registration requirements of the federal securities laws and will be considered “restricted securities” as such term is defined in Rule 144 of the Securities Act of 1933, as amended.

1A. Award of Deferred Cash Compensation. The Company hereby agrees to grant to the Grantee $300,000 (the “Deferred Cash” and together with the Deferred Shares, the “Deferred Compensation”) subject to the terms and conditions set forth herein. The deferred compensation granted hereby is intended not to be constructively received within the meaning of Section 451 of the Internal Revenue Code of 1986 and the regulations thereunder, as amended, until vested in accordance with the terms hereof.

2. Incorporation of Plan by Reference. The parties hereto agree that the Deferred Shares granted hereby have been granted to the Grantee under the Plan, a copy of which is attached hereto as Exhibit A. The Grantee hereby acknowledges receipt of the Plan and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended). All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement, but not defined herein, shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

3. Vesting of Deferred Compensation.

(a) Vesting. Subject to forfeiture as provided herein or in the Plan, the rights of the Grantee with respect to each installment of the Deferred Shares will become vested and nonforfeitable cumulatively and the Deferred Cash shall be payable as follows, so long as the Grantee remains in the continuous employ of the Employer or a subsidiary of the Employer from the date hereof to the applicable vesting date:

Amount of Deferred Shares	Amount of Deferred Cash	Vesting Date
1/3 of the Deferred Shares	1/3 of the Deferred Cash	Date of this Agreement
1/3 of the Deferred Shares	1/3 of the Deferred Cash	February 28, 2009
1/3 of the Deferred Shares	1/3 of the Deferred Cash	February 28, 2010

(b) Accelerations of Vesting On a Discretionary Basis and Death or Disability.

(i) The provisions of Section 3(a) hereof notwithstanding, the Compensation Committee of the Company (the “Committee”), may, in its sole discretion, at any time, upon written notice to the Grantee, accelerate the vesting of all or a specified portion of the Deferred Shares, as provided in Section 3(a)(iii) of the Plan, and/or accelerate the payment of the Deferred Cash.

(ii) In the event of a Change in Control of the Company at a time that the Grantee is employed by the Company or any of its subsidiaries, all Deferred Shares shall become immediately and fully vested and nonforfeitable upon the occurrence of such Change in Control, as provided in Section 8(a)(ii) of the Plan.

(iii) In the event of a termination under Section 7(a)(ii) (Without Cause), 7(a)(iii) (Disability), 7(b) (Good Reason), or 7(c) (Death) of that certain Employment Agreement dated of even date herewith by and among MMA Financial, Inc., the Company and the Grantee (the “Employment Agreement”), Grantee shall become fully vested in any and all outstanding Deferred Compensation.

4. Forfeiture of Deferred Compensation. Except as otherwise provided in Section 3(b), all Deferred Shares that have not vested and become nonforfeitable and all remaining installments of Deferred Cash that have not been paid shall be forfeited on the date that the Grantee ceases to be in the employ of the Employer or a subsidiary of the Employer other than as described in Section 3(b)(ii) above.

5. Delivery of Deferred Compensation. Within an administratively reasonable time following each vesting date (not to exceed 30 business days), the Company will, subject to Section 10 hereof, deliver (a) a certificate or certificates representing the Deferred Shares that became vested and nonforfeitable on such date, with any appropriate legend(s) affixed thereto, to the Grantee or such other person as may be entitled thereto, at the principal office of the Company or such other place as may be mutually agreed upon by the Company and the Grantee or such other person and (b) cash in the amount of the vested portion of the Deferred Cash through the Company’s ordinary course payroll procedures. The Company agrees to pay all original issue or transfer taxes, if any, on the vesting of the Deferred Shares and all other fees and expenses necessarily incurred by the Company or the Employer in connection therewith; provided, however, that expenses of the Grantee, including withholding and other tax obligations, shall not be deemed expenses of the Company or the Employer and shall be the obligation of the Grantee.

6. No Rights of a Holder Until Vesting Dates. Grantee shall not have any of the rights of a holder of Common Shares with respect to any Deferred Shares (including either voting rights or rights to receive distributions) until such Deferred Shares have vested and become nonforfeitable in accordance with this Agreement.

7. Compliance with Law. No Common Shares shall be issued hereunder until the Company has received all necessary regulatory approvals and has taken all necessary steps to assure compliance with federal and state securities laws or has determined to its satisfaction and the satisfaction of its counsel that an exemption from the requirements of the federal and applicable state securities laws are available.

8. Right to Terminate Employment and Adjust Compensation. Nothing contained in the Plan or this Agreement shall be construed or deemed under any circumstances to obligate the Employer to continue the employment of the Grantee for any period of time, and nothing in the Plan or this Agreement shall limit or restrict the right of the Employer to (a) terminate the Grantee’s employment as described in the Employment Agreement or (b) to adjust the compensation of the Grantee at any time.

9. Relation to Other Benefits. No economic or other benefit to the Grantee under this Agreement will be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or the Employer nor will it affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering persons in the employ of the Employer.

10. Tax Withholding. If the Company or the Employer is required to withhold any tax in connection with any transfer or vesting of Deferred Compensation or any election by the Grantee with respect to the Deferred Compensation, the Grantee must pay the tax or make provisions that are satisfactory to the Company and the Employer for the payment thereof. The Company may defer any transfer of a sufficient number of Deferred Shares or portion of the Deferred Cash to satisfy the Grantee’s federal, state, and local tax obligations relating to the vesting of the Deferred Compensation (and the Company’s or the Employer’s withholding obligations), to the extent, if any, permitted under rules and regulations adopted by the Committee and in effect at the time of the vesting of the Deferred Compensation. In such case, the Deferred Shares withheld will be valued at such shares’ Fair Market Value.

11. Non-transferability; Beneficiaries. Prior to the vesting dates set forth in Section 3 hereof, the Grantee shall not pledge, encumber, or hypothecate his interest in the Deferred Compensation to or in favor of any third party or subject such interest to any lien, obligation, or liability of the Grantee to any third party, and any such proscribed action shall be null and void ab initio. The Grantee shall not transfer any unvested Deferred Shares to any third party by the Grantee, and any such proscribed transfer shall be null and void ab initio.

12. Investment Representation; Legends. Unless, at the time of the issuance and delivery of Deferred Shares hereunder to the Grantee, the sale or other disposition of the Deferred Shares is (a) registered under a then-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and (b) complies with all applicable registration requirements under state securities laws, the Grantee shall provide to the Company, as a condition to the delivery of any certificates representing Deferred Shares, appropriate evidence, satisfactory in form and substance to the Company, that the Grantee is acquiring the Deferred Shares for investment and not with a view to the distribution of the shares or any interest in the Deferred Shares, and a representation to the effect that the Grantee shall make no sale or other disposition of the Deferred Shares unless (i) the Company shall have received an opinion of counsel satisfactory to it in form and substance that such sale or other disposition may be made without registration under the then-applicable provisions of the Securities Act, the related rules and regulations of the Securities and Exchange Commission and applicable state securities laws and regulations, or (ii) the sale or other disposition of the Deferred Shares shall be registered under a then-effective registration statement under the Securities Act and complies with all applicable registration requirements under state securities laws. The certificates representing the Deferred Shares may bear an appropriate legend giving notice of the foregoing restriction on transfer of the Deferred Shares and any other restrictive legend deemed necessary or appropriate by the Company.

13. Unfunded Obligation. The obligation of the Company to transfer the Deferred Compensation to the Grantee shall be interpreted solely as an unfunded contractual obligation to transfer such Deferred Compensation in the manner and under the conditions prescribed under this Agreement. Any assets set aside with respect to the Deferred Compensation transferable or other amounts payable under this Agreement shall be subject to the claims of the Company’s and the Employer’s general creditors, and no person other than the Company or the Employer shall, by virtue of the provisions of the Plan or this Agreement, have any interest in such assets. In no event shall any assets set aside (directly or indirectly) with respect to amounts payable under this Agreement be located or transferred outside the United States. Neither the Grantee nor any other person shall have any interest in any particular assets of the Company or the Employer by reason of the right to receive the Deferred Compensation or any other benefits under this Agreement, and the Grantee or any such other person shall have only the rights of a general unsecured creditor of the Company and the Employer with respect to any rights under the Plan or this Agreement.

14. Miscellaneous. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto. In particular, the Grantee’s heirs, executors, administrators, and successors shall be subject to the terms and conditions of the Plan and this Agreement, and the Company or the Employer may require any such person to execute an agreement or other documents acknowledging and agreeing to such terms and conditions as a condition precedent to any transfer of the Deferred Compensation into the name of any such person.

The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other shares with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that in the event of any inconsistency with respect to the grant of Deferred Compensation provided for hereunder between this Agreement and any other agreement between the Company or any of its affiliates, on the one hand, and the Grantee, on the other hand, the terms and provisions of this Agreement shall control.

This Agreement may be amended, but no amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or which may impair the rights of the Grantee with respect to the Deferred Compensation shall be valid unless in each instance such amendment, alternation, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by the Grantee; provided, however, that modifications to this Agreement that are dictated by the requirements of federal or state laws applicable to the Company shall not be deemed to impair the rights of the Grantee or otherwise adversely affect the terms of this Agreement.

MUNICIPAL MORTGAGE & EQUITY, LLC
By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer

Grantee:
/s/ David Kay
Name:	David Kay